As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.
(Exact name of registrant as
specified in its charter)

Washington
(State or other jurisdiction of
incorporation or organization)

91-1969407
(I.R.S. Employer
Identification Number)

BERTRAND A. VALDMAN
Senior Vice President Finance &
Chief Financial Officer
10885 N.E. 4th Street, Suite 1200
Bellevue, Washington 98004
(425) 454-6363
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Andrew B. Moore

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)

Common Stock, $.01 par value per share, of Puget Energy, Inc. (3)	6,833,139	$25.13	$171,716,783	$0

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low sale prices reported in the consolidated reporting system of the New York Stock Exchange as of January 5, 2007.

(2)

A filing fee of $18,374 has previously been paid in connection with the registration statement (No. 333-139881) initially filed by Puget Energy, Inc. on January 9, 2007 and withdrawn on January 10, 2007. Such filing fee relates to 6,833,139 shares of common stock that remain unoffered under that registration statement. In accordance with Rule 457(p) under the Securities Act, the registrant is hereby applying all such previously paid filing fees to cover the filing fees due in connection with this registration statement. Accordingly, no additional registration fee is being paid with the filing of this registration statement.

(3)

Each share of common stock includes an associated preferred share purchase right. No separate consideration is payable for the preferred share purchase rights. The registration fee for these securities is included in the fee for the common stock.

PROSPECTUS

PUGET ENERGY, INC.
STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN
6,833,139 SHARES

COMMON STOCK

This prospectus relates to up to an aggregate of 6,833,139 shares of common stock, par value $0.01 per share, of Puget Energy, Inc. that may be offered in connection with our Amended and Restated Stock Purchase and Dividend Reinvestment Plan, or the “Plan.” The Plan replaces and assumes, by amendment and restatement, the Amended and Restated Stock Purchase and Dividend Reinvestment Plan that was established on September 9, 2002. The Plan provides holders of our common stock and interested new investors with a simple, convenient and low-cost means of investing cash dividends and making cash investments in our common stock. Below are some of the changes reflected in the amended Plan:

•	The Plan Administrator has been changed to Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

•	The minimum initial investment has been increased from $250 to $500.

•	The maximum initial investment has been increased from $10,000 to $20,000.

•	The minimum amount for optional cash investments has been increased from $50 to $100 at any one time.

•	The maximum amount for optional cash investments has been increased from $10,000 to $20,000 per month.

•	Record holders with less than 100 shares will no longer automatically be enrolled in the dividend reinvestment portion of the Plan (if you are already enrolled, your participation in the dividend reinvestment portion of the Plan will continue unless you withdraw your participation).

You should carefully read this prospectus to find out more about the Plan. If you wish to continue your participation in the Plan, you do not need to do anything at this time. If you are a participant in the original Amended and Restated Stock Purchase and Dividend Reinvestment Plan and, after reviewing this prospectus, you do not wish to continue participation in the Plan, you should contact the Plan Administrator. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the dividend reinvestment portion of the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

The Plan does not represent a change in our dividend policy, which will continue to depend on future earnings, financial requirements and other factors. The payment of dividends is at the discretion of our board of directors and will depend on future earnings, our financial condition and other factors. Our board may change the amount and timing of dividends at any time without notice.

Our shares of common stock are traded on the New York Stock Exchange under the ticker symbol “PSD.” The closing price of our common stock on January 8, 2007 was $24.90 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 11, 2007.

i

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-16305)	Period/Date

• Annual Report on Form 10-K	Year ended December 31, 2005 and filed with the SEC on February 28, 2006
• Current Reports on Form 8-K	Filed February 7, 2006 (solely with respect to the Form 8-K reporting information under Item 8.01)
Filed February 14, 2006
Filed February 28, 2006
Filed March 14, 2006
Filed May 2, 2006
Filed June 30, 2006
Filed November 6, 2006
• Definitive Proxy Statement on Schedule 14A	Filed March 13, 2006, in connection with our 2006 annual meeting of shareholders
• Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006 and filed with the SEC on May 4, 2006
Quarter ended June 30, 2006 and filed with the SEC on August 4, 2006
Quarter ended September 30, 2006 and filed with the SEC on November 3, 2006

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) after the date of this prospectus are also incorporated by reference into this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Puget Energy, Inc., Investor Services
10885 N.E. 4th Street
Bellevue, Washington 98004
(425) 462-3898
Internet address: www. pugetenergy.com

PUGET ENERGY

Puget Energy, Inc. is an energy services holding company incorporated in the state of Washington. All of our operations are conducted through our subsidiary, Puget Sound Energy, Inc. (PSE), a utility company. We have no significant assets other than the stock of PSE.

PSE is a public utility incorporated in the state of Washington. PSE furnishes electric and gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington State.

At September 30, 2006, PSE had approximately 1,033,000 electric customers, consisting of 912,000 residential, 114,000 commercial, 4,000 industrial and 3,000 other customers; and approximately 705,000 gas customers, consisting of 651,000 residential, 51,000 commercial, 2,600 industrial and approximately 100 transportation customers.

Our executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004, and our telephone number is (425) 454-6363.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will” or the negative of those terms or comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus, in the documents incorporated herein by reference and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. We list some important factors that could cause actual results or outcomes for Puget Energy to differ materially from those discussed in forward-looking in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, under the heading “Forward-Looking Statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SUMMARY OF THE PLAN

The following summary of the Plan may omit certain information that may be important to you. If you wish to receive a copy of the actual text of the Plan as filed with the Securities and Exchange Commission, please contact: Puget Energy, Inc., Investor Services, 10885 N.E. 4th Street, Bellevue, Washington 98004, telephone (425) 462-3898.

Purpose

The purpose of the Plan is to provide new and existing shareholders with a convenient and economical method of investing cash and cash dividends in shares of our common stock. Since new shares of our common stock may be purchased directly from us, we may receive additional funds for general corporate purposes.

Plan Administrator

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”), will administer the Plan for the participants. The Plan Administrator may designate other agents to perform certain services for the Plan.

You may contact the Plan Administrator as directed below:

Transaction requests, informational requests and other general correspondence should be mailed to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certificates to be deposited in the Plan and correspondence by certified or overnight mail should be sent to:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General information and automated requests (i.e., telephone privileges) should be directed to:
Tel: 1-800-997-8438

Tel: 651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Fax: 651-450-4085

Internet:
Account Information: www.shareowneronline.com
General Inquiries: www.wellsfargo.com/shareownerservices

Please include your daytime telephone number, your social security or tax I.D. number and a reference to Puget Energy, Inc. on all correspondence.

Participation—How to Join

First time investors:

After you have read this prospectus, you can enroll in the cash investment and/or dividend reinvestment portions of the Plan by returning a completed Account Authorization Form (the “AAF”) to the Plan Administrator or by enrolling online. The AAF can be obtained by contacting the Plan Administrator at 1-800-997-8438 or, you may enroll online through Shareowner Online at www.shareowneronline.com (note: the AAF is enclosed with this prospectus if you received it by mail). To enroll online, click the “Purchase Shares from a Direct Purchase Plan” link and follow the instructions found on the “First Time Visitor, New Investor Select A Company” page. Then, follow the instructions for authorizing your initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan. You will not be enrolled in the dividend reinvestment portion of the Plan unless you enroll online or by returning a completed AAF to the Plan Administrator. All investments must be made in U.S. dollars and drawn on a U.S. bank.

You may make your initial investment by:

•	authorizing an electronic debit of at least $500 but not more than $20,000 from your U.S. bank account; or

•	mailing a check for at least $500 but not more than $20,000 drawn on a U.S. bank account to the Plan Administrator along with your AAF.

Follow the instructions online and, when prompted, indicate your selection and, if paying by check, print out the instruction sheet and submit the sheet as indicated with your check, together with your AAF. You can then make an election to have your dividends reinvested and/or make optional cash investments as described more fully below.

The Plan Administrator may confirm certain transactions and produce Plan statements in paper form from time to time and will mail these to you at the address you give when you enroll in the Plan.

Current shareholders:

Record holders of our common stock are automatically eligible to participate in the dividend reinvestment portion of the Plan, and may make cash investments and sell shares. If you are not already enrolled, you will not be enrolled in the dividend reinvestment portion of the Plan unless you enroll online or by returning a completed AAF to the Plan Administrator.

Once enrolled, you may elect to reinvest all or part of your dividends pursuant to the Plan. As a shareholder participating in the Plan, you will have access to your account online over the Internet and you will receive periodic account statements.

Dividend payments not reinvested will be paid to you in the usual manner.

For current shareholders and new investors:

You may sign up for automatic monthly investments, change your investment amount or make additional investments at anytime by accessing your account over the Internet and using the account management feature.

You may establish additional investment accounts for children or dependents by following the instructions online applicable to custodial or trust accounts.

How the Optional Cash Investments Work

In addition to having your dividend payments reinvested in our common stock, you may buy additional shares by investing a “minimum” of $100 at any one time not to exceed the “maximum” of $20,000 per month. You may submit your optional cash investments by check or by authorizing electronic transfers. You can make individual automatic deductions from your bank account through Shareowner Online by accessing your account online through the Plan Administrator’s website www.shareowneronline.com. Upon receipt of the funds, the Plan Administrator will invest initial and optional cash investments, less applicable fees, at least once every five (5) business days.

Optional cash investments by any current participant of more than $20,000 per month and any initial cash investment by a new investor in excess of $20,000, may only be made pursuant to a Request for Waiver that has been granted by us as described in more detail under the “Request for Waiver” section of this Prospectus. Investors may make a one-time optional cash investment or invest regularly over a period of time.

Your Funds Will Be Fully Invested

Funds invested pursuant to the Plan are fully invested in whole and fractional shares (computed to three decimal places) of our common stock either through the purchase of shares directly from us or the purchase of shares in the open market (or through a combination of these methods). We pay dividends on both whole shares and fractions of shares.

Share Safekeeping

For your convenience, shares purchased through the Plan will be maintained by the Plan Administrator in non-certificated (book-entry) form. Additionally, the Plan offers a “safekeeping” service whereby you may deposit, free of any service charges, certificates representing your shares of common stock and have your ownership of such common stock maintained on the Plan Administrator’s records as part of your account. This feature protects against loss, theft or destruction of stock certificates. A share certificate will be delivered to you free of charge, upon request.

You May Sell, Withdraw or Transfer Your Shares at Any Time

You may sell or withdraw shares of our common stock credited to your account, including those shares deposited into the Plan for safekeeping, through the Plan. A statement will be mailed to you each time a transaction takes place. Additionally, you may transfer or make gifts to others of our common stock by contacting the Plan Administrator.

TERMS AND CONDITIONS OF THE PLAN

Am I Eligible to Participate in the Plan?

You are eligible to participate in the Plan if you meet the requirements outlined below.

•	If you do not currently own our stock. If you do not currently own any of our stock you may join the Plan, after receiving a copy of this prospectus, by making an initial investment of at least $500, but not more than $20,000. All U.S. citizens and non-U.S. residents are eligible to participate in the Plan, whether they are current shareholders or not. In all cases, however, investments must be made in U.S. currency drawn on a U.S. bank. Prior to investing in our common stock, you are responsible for reviewing the applicable laws of your country of residence to determine if there are any restrictions on investment.

You can get started in the Plan by enrolling online (see Participation – How to Join) or by returning a completed AAF to the Plan Administrator, along with your check payable to Shareowner Services. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two (2) weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

•	If you currently own our stock. If you already own shares of our stock and the shares are registered in your name, you may join the dividend reinvestment portion and/or the optional purchase portion of the Plan by enrolling online (see Participation – How to Join) or by returning a completed AAF to the Plan Administrator.

If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the Plan, you should instruct your broker, bank or trustee to register some or all of your shares of our common stock directly in your name.

•	If you are already enrolled. If you are currently enrolled in the original Amended and Restated Stock Purchase and Dividend Reinvestment Plan, which is superseded by the Plan, and do not want to change your participation, no further action is required for your continued participation. However, if you wish to change your participation in any way (e.g., from partial to full reinvestment), you must submit a new AAF or access the account management feature online at www.shareowneronline.com.

What Are My Investment Options?

Once enrolled in the Plan, you may invest in shares of common stock through reinvestment of cash dividends and/or optional cash investments as described below:

•	Dividend reinvestment. You may choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of our common stock. In addition, you will receive a quarterly account statement and have electronic access to your account. You may change your reinvestment option at any time by going online, calling or sending written notice to the Plan Administrator. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid. (The record date is approximately 25 days before the dividend payment date.)

You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit any dividends to you by check or automatic deposit to a bank account you designate.

If you elect to reinvest your dividends, you must choose one of the following:

•	Full dividend reinvestment. This means you will purchase additional shares through the Plan by investing all your cash dividends.

•	Partial dividend reinvestment. You may choose to reinvest less than all your dividends and receive a cash dividend payment based on the number of full shares you specify and reinvest the dividends on all remaining shares. This allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

•	Optional cash investments. You may purchase additional shares of our common stock by using the Plan’s optional cash investment feature. You must invest at least $100 at any one time but not more than $20,000 per month. Upon receipt of your funds, the Plan Administrator will invest initial and additional cash investments as promptly as practicable, at least once every five (5) business days. You may obtain a refund of any optional cash investment if your request is received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested.

Shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days. Soon after settlement, you will receive a confirmation of your transaction.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 35 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

For automatic monthly purchases, the amounts you have authorized will be withdrawn from your banking account on the 24th day of each month, or the next succeeding business day if the 24th falls on a weekend or holiday. The funds will be credited to your account and invested within five (5) business days of receipt by the Plan Administrator.

The Plan Administrator will use your investment to purchase as many full and fractional shares as possible. Fractional share amounts will be computed to three decimal places.

You may make optional cash investments by sending a check (not cash) to the Plan Administrator payable to Shareowner Services, or by authorizing individual electronic transfers from your bank account by accessing your account online through Shareowner Online at www.shareowneronline.com. To facilitate processing of your investment when you send a check, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the statement.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

If any optional cash investment, including payments by check or automatic withdrawal, is returned for any reason (such as insufficient funds), the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator. Please see the fee schedule attached as Appendix A.

How Are My Shares Typically Purchased and How Is the Purchase Price for the Shares Determined?

Shares of our common stock purchased under the Plan will, at our election, be newly issued shares purchased directly from us, shares purchased by a broker in the open market, or a combination thereof. If shares are purchased under the Plan directly from us and by the Plan Administrator through its broker, your Plan account will be credited with its pro rata portion of the number of shares purchased directly from us and by the broker. We have full discretion as to whether the common stock purchased under the Plan will be purchased on the open market or purchased directly from us, based on our need for capital.

•	Common Stock purchased in the open market. The investment price of our common stock purchased in the open market with reinvested dividends, with initial cash investments or with optional cash investments will be the weighted average price, including brokerage trading fees, incurred in connection with the purchase of such shares. No interest will be paid on funds held by the Plan Administrator pending investment.

•	Common Stock purchased directly from us. The price of our common stock purchased directly from us with reinvested dividends, initial cash investments or optional cash investments will be the average of the high and low sale prices of shares of our common stock on the dividend payment date, initial cash investment date or optional cash investment date, as the case may be.

Your account will be credited with that number of shares, including fractional shares computed to three decimal places, equal to the amount invested with respect to your Plan account, divided by the price per share of such shares for all purchases for all Plan participants during the applicable period.

Unless you request one, certificates for shares of common stock purchased under the Plan will not be issued. The number of shares purchased for your account under the Plan will be shown on your statement of account in book-entry form.

Certificates for any number of whole shares credited to your account under the Plan will be issued upon your request. Any remaining full shares and fractions of a share will continue to be credited to your account. Certificates for fractions of shares will not be issued.

How Do I Sell My Shares Out of the Plan?

You may sell any number of shares held in book-entry form by notifying the Plan Administrator by phone, by accessing your account over the Internet at www.shareowneronline.com or in writing. The Plan

Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price.

The sale price will be the weighted average price of all shares sold for Plan participants during the period. Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests are final. The Plan Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your shares have been sold. Please allow an additional five to seven business days from the settlement date for the post office to deliver your check.

If you submit a request to sell all or part of your shares, and you are requesting the net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

You should be aware that the share price of our common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

There is a processing fee, plus a per share trading fee, for sale transactions and liquidations. Please see the fee schedule attached as Appendix A.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request a certificate for your shares from the Plan Administrator prior to such sale.

What Is Safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account for safekeeping. You will receive a periodic Plan statement detailing the status of your holdings. Safekeeping protects your shares against loss, theft or accidental destruction. Safekeeping also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own additional shares of our common stock in certificated form, you may deposit your certificates into your Plan account, free of charge. To use this service, send your certificates to the Plan Administrator with written instructions to deposit them into your Plan account for safekeeping. Because you bear the risk of loss when sending stock certificates through the mail we suggest that you send them by registered mail, insured for at least 3% of the then current market value. Do not endorse the certificates or complete the assignment section.

May I Gift My Shares Out of the Plan?

You may gift or transfer your shares to any recipient you choose by:

•	making an initial $500 cash investment to establish an account in the recipient’s name or

•	transferring shares from your account to the recipient.

You may transfer shares to new or existing shareholders. The Plan Administrator will automatically place such new accounts in the same dividend reinvestment status as your account. New participants, at their discretion, may elect another option. If you participate in the dividend reinvestment portion of the Plan and your request to either transfer all your shares or make a partial sale and transfer the balance of your shares is received between the dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

You must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.

If you need additional assistance, please contact the Plan Administrator.

How Do I Get My Stock Certificates?

You may withdraw all or some of the shares from your Plan account by notifying the Plan Administrator. Certificates will be issued for whole shares only. If your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name other than that on your Plan account registration form, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program, as described above.

What Are the Fees Relating to Participation in the Plan?

Please see Appendix A. The Plan Administrator will deduct the applicable fees from the investment amount or proceeds from a sale.

How Is My Investment Tracked?

The Plan Administrator will send you an account statement as soon as practicable after each quarterly dividend reinvestment and after each initial and/or optional cash investment. The Plan Administrator will also send you an account statement after any transfer, sale or withdrawal of Plan shares. The statement will show all transactions (shares, amounts invested, purchase prices) for your account, including year-to-date and other account information.

Please retain your Plan statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

How Do I Terminate Participation in the Dividend Reinvestment Portion of the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. The Plan Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of any such shares or have the Plan Administrator electronically transfer your shares to your brokerage account.

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

After you terminate from the dividend reinvestment portion of the Plan, you may rejoin the Plan at any time by re-enrolling with the Plan Administrator. However, the Plan Administrator has the right to reject such enrollment if you repeatedly join and withdraw from the Plan, or for any other reason. The Plan Administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

What Are the Principal United States Federal Income Tax Consequences of My Participation in the Plan?

The following is a brief summary of some of the principal United States federal income tax consequences of your participation in the Plan.

•	Dividend income. Your reinvested dividends will be treated for federal income tax purposes in the same manner they would have been treated had you received such dividends in cash on the applicable dividend payment date. Discounts from the market price on purchases of our common stock through optional cash investments will be treated as taxable dividend income to you and reported accordingly.

•	Cost basis and holding period of shares. Your tax basis in the shares purchased will be equal to the amount of the cash dividends (plus discounts from the market price on purchases of our common stock through optional cash investments included in your gross income as dividend income) and optional cash investments applied to the purchases of such shares. Your holding period for the shares acquired pursuant to the Plan will begin on the day after the date the shares are purchased.

•	Gains and losses from the sale of shares. You may recognize gain or loss when your shares (including fractional shares) are sold or otherwise disposed of in a taxable exchange, whether by the Plan Administrator on your behalf or by you upon withdrawal of your shares from the Plan. The amount of such gain or loss will be the difference between the amount you receive for the shares and your tax basis in such shares. Any gain or loss will be capital gain or loss, assuming you held your shares as capital assets, and will be long term capital gain or loss if your holding period is greater than one year, at the time of the sale or disposition.

•	IRS reports. The Plan Administrator will report dividend income to you and the Internal Revenue Service on IRS Form 1099-DIV. The Plan Administrator will report the proceeds from the sale of Plan shares to you and the Internal Revenue Service on IRS Form 1099-B.

•	Withholding provisions. Dividends paid on your shares, as well as the proceeds of any sale of your Plan shares, may be subject to United States federal “backup withholding” if you fail to provide a correct taxpayer identification number to the Plan Administrator. Further, if you are not a United States person, additional United States income tax withholding may apply. Any amounts withheld will be deducted from the dividends and/or the proceeds of any sale of Plan shares, and the remaining amount will be reinvested or paid as you have instructed.

The discussion above summarizes some of the principal federal income tax consequences of your participation in the Plan. It is not intended to be a complete summary of all aspects of United States federal income taxation that may be important to you, nor is it intended to be a summary of any kind of the state, local or foreign tax consequences of your participation in the Plan. Further, this summary is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. You should consult your own tax advisor about the tax consequences of your participation in the Plan.

REQUEST FOR WAIVER

How Do I Make Optional Cash Investments Over the Maximum Monthly Amount?

If you wish to make an optional cash investment in excess of $20,000 per month and be eligible for a potential discount from the market price, you must obtain our prior written approval. To obtain our approval, you must submit a Request for Waiver. To make a request for waiver, you should obtain a “Request for Waiver” form by contacting our Investor Services Department at (425) 462-3898. Completed Request for Waiver forms should be sent to our Investor Services Department via facsimile at (425) 462-3515 no later than three business days prior to the Pricing Period Start Date provided in Appendix B for the applicable Pricing Period. If we approve your request for waiver, then you must send to the Plan Administrator your optional cash payment of greater than $20,000.

The Plan Administrator must receive your optional cash investment in good funds pursuant to a Request for Waiver form by the “Optional Cash Investments Must be Received By” date as set forth on Appendix B. This date is the close of business on the last day immediately preceding the first day of the applicable Pricing Period Start Date as set forth in Appendix B. Funds received after this date will be returned to you.

Applicable dates relevant to the “Request for Waiver” process for years subsequent to 2007 will be made available on the Investor Relations segment of our website at www.pugetenergy.com or on another website we or the Plan Administrator may establish for this purpose from time to time.

We have the sole discretion whether to approve any request to make an optional cash investment in excess of the $20,000 monthly maximum. We may grant those requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

•	whether, at the time of such request, the Plan Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

•	our need for additional funds;

•	our desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the extent and nature of your prior participation in the Plan;

•	the number of shares of common stock you hold of record; and

•	the total amount of optional cash investments in excess of $20,000 per month for which Requests for Waiver have been submitted.

If you do not receive a response from us within three (3) business days of submitting your Request for Waiver, you should assume that we have denied your request.

If Requests for Waivers are submitted for any Pricing Period for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate. In making this determination we may consider the make-up of our shareholder base and existing ownership levels.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of our common stock for any reason whatsoever including elimination of practices that are inconsistent with the purposes of the Plan.

Once a “Request for Waiver” of Optional Cash Investments Over $20,000 Has Been Granted, How Are Shares Priced and Purchased?

Shares purchased pursuant to a granted Request for Waiver will be purchased directly from us. Optional cash investments made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the “Investment Date” as set forth in Appendix B. Shares purchased with optional cash investments made pursuant to a Request for Waiver will be purchased at a price equal to the average of the daily high and low sales prices computed up to three decimal places, if necessary, of our common stock as reported on the NYSE for the ten (10) Trading Days (as defined below) immediately preceding the applicable Investment Date. A “Trading Day” means a day on which trades in our common stock are reported on the NYSE. The period encompassing the first ten (10) Trading Days immediately preceding the next following Investment Date constitutes the relevant “Pricing Period.” The Plan Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date.

For purposes of determining the price per share for investments made pursuant to a Request for Waiver, we may set a minimum purchase price per share (the “Minimum Waiver Price”) for any Pricing Period. This Minimum Waiver Price is a minimum price that would be used under an alternative method for setting the per share purchase price that is described in the next paragraph. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of the Pricing Period. We will notify the Plan Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs. You may ascertain whether a Minimum Waiver Price has been set or waived for any given Pricing Period by calling our Investor Services Department at (425) 462-3898 or such other number as we may establish from time to time.

We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sales prices as reported by the NYSE for each Trading Day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any Trading Day within the Pricing Period that does not meet the Minimum Waiver Price. Thus, for example, if the Minimum Waiver Price is not met for two (2) of the ten (10) Trading Days in a Pricing Period, then we will base the purchase price upon the remaining eight Trading Days in which the Minimum Waiver Price was met.

In addition, we will return a pro rata portion of each optional cash investment made pursuant to an approved Request for Waiver for each Trading Day of a Pricing Period for which the Minimum Waiver Price is not met as soon as reasonably practical after the Pricing Period, without interest. The returned amount will equal one-tenth (1/10th) of the total amount of that optional cash investment (not just the amount exceeding $20,000) for each Trading Day that the Minimum Waiver Price is not met. Thus, for example, if the Minimum Waiver Price is not met for two (2) of the ten (10) Trading Days in a Pricing Period, then we will return two-tenths (2/10th or 20%) of the optional cash investment to you without interest after conclusion of the Pricing Period. This does not constitute a discount to the purchase price; however, it does reduce the total number of shares that you may purchase with respect to an Investment Date.

The establishment of the Minimum Waiver Price and the possible return of a portion of the payment applies only to optional cash investments exceeding $20,000 per month made pursuant to a granted Request for Waiver. Setting a Minimum Waiver Price for a pricing period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. We may alter or amend at our sole discretion these Pricing Periods at any time and from time to time, prior to the commencement of any Pricing Period and prior to the granting of any waiver with respect to such period.

A discount of 0% up to 3% from the purchase price may be offered, in our sole discretion, with respect to a particular investment date on purchases of our common stock through optional cash investments in excess of $20,000 per month. The maximum discount rate, if any, on optional cash investments in excess of $20,000 per month, may be obtained at least three (3) business days before the first day of the applicable Pricing Period, as provided on Appendix B to this prospectus by calling our Investor Services Department at (425) 462-3898.

Setting a discount from the purchase price for optional cash investments in excess of $20,000 per month for a particular Pricing Period will not affect the setting of a discount for any other Pricing Period. We may increase, decrease, or waive our right to set a discount from the purchase price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the discount for any Pricing Period. When setting the discount, if any, we will consider, among other things, our capital needs, whether we want to issue equity to meet our capital needs and how quickly we desire to close the investment. For example, to the extent we desire to issue equity in a particular Pricing Period to meet our capital needs, we are more likely to establish a discount to encourage participants to make optional cash investments.

OTHER PROVISIONS

How Do I View the Status of My Account?

You can view the status of your account at any time by logging onto Shareowner Online at www.shareowneronline.com and entering your Social Security Number and the PIN number that you establish the first time you access your account.

How Do I Change or Stop the Automatic Investment Feature?

You can change the amount of your monthly withdrawals or stop your monthly withdrawals altogether by completing a Transaction Request form (attached to the bottom of your account statements) and returning it to the Plan Administrator or, if you have established automated privileges, by going online or by contacting the Plan Administrator by phone. Your change or termination request must be received by the Plan Administrator at least 15 business days prior to an investment date for the change to be effective for that investment date.

Stock Dividends and Stock Splits

Any stock dividends or stock splits (including fractional shares of common stock) distributed on common stock credited to your account under the Plan will be added to your account. Stock dividends or stock splits issued with respect to your certificated or direct registration common stock are handled in the same manner as for shareholders who are not participating in the Plan. Cash dividends paid on the common stock issued as stock dividends or stock splits are processed in accordance with your dividend reinvestment option then in effect.

If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to your account under the Plan.

Voting Rights

Voting rights related to common stock purchased under the Plan commence upon settlement of the transaction, which normally is three business days after purchase.

You will direct how the common stock held in your account under the Plan are voted. For each meeting of our shareholders, you will receive a proxy card which will enable you to vote all of the common stock registered in your own name and all of the common stock credited to your account under the Plan (including fractional common stock calculated to three decimal places) as of the record date for the meeting. Common stock held under the Plan may also be voted in person at the meeting in the same manner as common stock registered in your own name.

Plan Suspension, Modification or Termination

We reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. We, together with the Plan Administrator, also reserve the right to change any administrative procedures of the Plan.

Suspension or Termination of Participation

We reserve the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to keep your shares safe but will no longer accept optional cash investments or reinvest your dividends. The Plan Administrator will issue a certificate to you upon request.

Your participation in the Plan may be terminated if you do not have at least one full share registered in your name or in your Plan account.

Limitation of Liability

In administering the Plan, neither Puget Energy, Inc., the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability

•	arising out of the failure to terminate your account upon your death prior to receipt of a notice in writing of such death,

•	with respect to the prices or times at which shares are purchased or sold, or

•	as to the value of the shares acquired for you.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Puget Energy, Inc.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (1) not be required to, and shall make no representations and have no responsibilities as to, the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (2) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

USE OF PROCEEDS

We expect to use the net proceeds received from the issuance and sale of newly issued shares of common stock offered hereby for general corporate purposes, including capital expenditures. We do not know either the number of newly issued shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of the common stock through the Plan only to the extent that such purchases are made directly from us and not pursuant to open market purchases by the Plan Administrator.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 250,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of December 31, 2006, there were approximately 116,576,636 shares of common stock outstanding, held of record by 36,700 shareholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Our restated articles of incorporation do not permit cumulative voting in the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding preferred stock. In the event of liquidation, dissolution or winding up of Puget Energy, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has authority to issue 50,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by our shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. Accordingly, preferred stock could be issued with terms that could delay or prevent a change of control of Puget Energy or make removal of management more difficult. We have no shares of preferred stock outstanding as of the date of this prospectus.

Antitakeover Effects of Charter Documents and Washington State Law

Provisions of our restated articles of incorporation, our bylaws and Washington State law may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders.

Preferred Stock

As noted above, our board of directors, without shareholder approval, has the authority under our restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Election and Removal of Directors

Our board of directors is divided into three classes, each class having a three-year term that expires on a year different from the other classes. At each annual meeting of shareholders, the successors to the class of directors whose terms are expiring are elected to serve for three-year terms. This classification of the board of directors has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the directors. In addition, our directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of Puget Energy and may maintain the incumbency of our board of directors.

Shareholder Meetings

Our articles of incorporation provide that shareholders may not call a special meeting of the shareholders. Our board of directors, the chairman of the board, the chief executive officer and the president each may call special meetings of shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Washington State Law

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five (5) years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Puget Energy.

Shareholder Rights Plan

We have a shareholders rights plan pursuant to which holders of our common stock have been granted one preferred share purchase right on each outstanding share of common stock. The preferred share purchase rights are not currently exercisable and will become exercisable only upon the earlier of

•	the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 10% or more of our outstanding shares of common stock and

•	a date that our board of directors designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock which could result in the offeror becoming the beneficial owner of 10% or more of our outstanding shares of common stock.

Each preferred share purchase right entitles its registered holder to purchase from us one one-hundredth of a share of our Series R Participating Cumulative Preferred Stock, at an exercise price of $65 per one one-hundredth of a preferred share, subject to certain antidilution adjustments.

If a person acquires beneficial ownership of 10% or more of our outstanding shares of common stock, the preferred share purchase rights will thereafter entitle each right holder, other than a beneficial owner of 10% or more of our outstanding shares of common stock, or any affiliate or associate of that person, to purchase, for the purchase price, the number of shares of our common stock which at the time of the transaction would have a market value of twice the purchase price.

Any preferred share purchase rights that are at any time beneficially owned by a beneficial owner of 10% or more of our outstanding shares of common stock, or any affiliate or associate of that person,

will be null and void and nontransferable. Furthermore, any holder of any preferred share purchase rights who beneficially owns 10% or more than 10% of our shares of common stock, any affiliate or associate of that person, or any purported transferee or subsequent holder will be unable to exercise or transfer such person’s preferred share purchase rights.

After a person becomes the beneficial owner of 10% or more of our outstanding shares of common stock, our board of directors may elect to exchange each preferred share purchase right, other than those that have become null and void and nontransferable as described above, for shares of common stock, without payment of the purchase price. The exchange rate in this situation would be one-half the number of shares of common stock that would otherwise be issuable at that time upon the exercise of one preferred share purchase right.

Each of the following events would entitle each holder of a preferred share purchase right to purchase, for the purchase price, that number of shares of common stock of another publicly traded corporation which at the time of the event would have a market value of twice the purchase price:

•	the acquisition of Puget Energy in a merger by that publicly traded corporation;

•	a business combination between Puget Energy and that publicly traded corporation; or

•	the sale, lease, exchange or transfer of 50% or more of our assets or assets accounting for 50% or more of our net income or revenues, in one or more transactions, to that publicly traded corporation.

If any one of these events involved an entity that is not publicly traded, each holder of a preferred share purchase right would be entitled to purchase, for the purchase price and at the holder’s option, receive:

•	that number of shares of the surviving corporation in the transaction, whether the surviving corporation is Puget Energy or the other corporation, which at the time of the transaction would have a book value of twice the exercise price of the right;

•	that number of shares of the ultimate parent entity of the surviving corporation which at the time of the transaction would have a book value of twice the exercise price of the right; or

•	that number of shares of common stock of the acquiring entity’s affiliate that has publicly traded shares of common stock, if any, which at the time of the transaction would have a market value of twice the purchase price.

At any time prior to any person acquiring beneficial ownership of 10% or more of our outstanding shares of common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $.01 per preferred share purchase right, subject to adjustment in certain circumstances, may be in cash, shares of common stock or other Puget Energy securities deemed by our board of directors to be at least equivalent in value.

Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one common share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.

The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person that attempts to acquire Puget Energy on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror willing to make an all-cash offer at a full and fair price, or willing to negotiate with our board of directors. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at its option, redeem all, but not less than all, of the then outstanding preferred share purchase rights at the redemption price. The shareholder rights plan and the rights expire in December 2010.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. There are no brokerage commissions or service charges allocated to participants in the Plan in connection with their purchases of such newly issued shares of common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon your withdrawal from the Plan by the sale of shares of our common stock held under the Plan, you will receive the proceeds of that sale less a transaction fee and any required tax withholdings.

You will not incur fees or expenses in connection with enrollment in the plan. However, you will be charged a trading fee of $0.05 per share for purchases made under the Plan with initial or optional cash investments when shares are acquired by the Plan Administrator through its broker. If you direct the Plan Administrator to sell shares of common stock credited to your account, the Administrator will deduct from the sales proceeds; (1) any applicable service fee (currently $15.00 per sale transaction) plus (2) the trading fee of $.10 per share.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., 161 North Concord Exchange, South Saint Paul, Minnesota 55075.

LEGAL OPINION

The validity of the common stock offered hereby has been passed upon by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to Puget Energy’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A

FEE SCHEDULE

Enrollment fee for new investors	No charge
Purchase of shares	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Reinvestment of dividends	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Optional cash investments	Trading fee included in share price (currently $0.05 per share, applicable when shares are acquired by the Plan Administrator through its broker)
Sale of shares (partial or full):
Transaction fee	$15 per sale transaction or liquidation
Trading fee	Currently $0.10 per share
Gift or transfer of shares	No charge
Safekeeping of stock certificates	No charge
Certificate issuance	No charge
Returned checks	$25 per check or transaction
Duplicate statements:
Current year	No charge
Prior year(s)	$15 flat fee per request per each prior year

APPENDIX B

“Request for Waiver” Optional Cash Investments of More than $20,000 per Month

Year	Threshold Price and Waiver Discount, if any, will be set by	Optional Cash Investments Must be Received by	Pricing Period Start Date	Investment Date

2007	January 19	January 23	January 24	February 7
	February 8	February 12	February 13	February 28
	March 1	March 5	March 6	March 20
	March 22	March 26	March 27	April 11
	April 19	April 23	April 24	May 8
	May 9	May 11	May 14	May 29
	May 30	June 1	June 4	June 18
	June 26	June 28	June 29	July 16
	July 19	July 23	July 24	August 7
	August 8	August 10	August 13	August 27
	September 30	September 4	September 5	September 19
	September 21	September 25	September 26	October 10
	October 18	October 22	October 23	November 6
	November 6	November 8	November 9	November 26
	November 29	December 3	December 4	December 18

PRICING PERIODS ARE AT THE DISCRETION OF PUGET ENERGY, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND INVESTMENT DATES MAY VARY. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT 1-800-997-8438.

NOTE: Dates for years subsequent to 2007 will be available on Puget Energy’s website at www.pugetenergy.com

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Stock Purchase and
Dividend Reinvestment Plan

CUSIP 745310 10 2

_____________________

PROSPECTUS
_____________________

January 11, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

Securities and Exchange Commission Fees	$18,374
Printing fees	20,000
Legal fees and expenses	20,000
Independent registered public accounting firm fees	10,000
Miscellaneous	10,000

Total	$78,374

Item 15.   Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 6 of Puget Energy’s bylaws provide for indemnification of Puget Energy’s directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article II of Puget Energy’s restated articles of incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Energy and their shareholders.

Officers and directors of Puget Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 16.   List of Exhibits

Exhibit Number	Description

3.1

Restated Articles of Incorporation of Puget Energy (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K (Commission File No. 333-77491) of Puget Energy filed on January 2, 2001).

3.2

Amended and Restated Bylaws of Puget Energy dated March 7, 2003 (incorporated by reference to Exhibit 3(ii).1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (Commission File No. 1-16305) filed on March 10, 2003).

4.1

Rights Agreement dated as of December 21, 2000 between Puget Energy and Wells Fargo Bank, N.A. (as successor rights agent to Mellon Investor Services, LLC) (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 8-A (Commission File No. 1-16305) of Puget Energy filed on January 2, 2001).

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Perkins Coie LLP (See Exhibit 5.1).
24.1	Power of Attorney (See signature page).
99.1	Amended and Restated Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(b)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)              That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)              That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Puget Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Bellevue, State of Washington, on January 9, 2007.

PUGET ENERGY, INC.

By:	/s/ Stephen P. Reynolds
Stephen P. Reynolds Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Stephen P. Reynolds and Bertrand A. Valdman, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, or any registration statements to be filed in connection with this registration statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 9th day of January, 2007.

SIGNATURE	TITLE

/s/ Stephen P. Reynolds	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Stephen P. Reynolds

/s/ Bertrand A. Valdman	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer)
Bertrand A. Valdman

/s/ James W. Eldredge	Vice President, Corporate Secretary and Chief Accounting Officer (Principal Accounting Officer)
James W. Eldredge
/s/ William S. Ayer	Director
William S. Ayer

/s/ Phillis J. Campbell	Director
Phillis J. Campbell

/s/ Craig W. Cole	Director
Craig W. Cole

/s/ Stephen E. Frank	Director
Stephen E. Frank

/s/ Tomio Moriguchi	Director
Tomio Moriguchi

/s/ Kenneth P. Mortimer	Director
Dr. Kenneth P. Mortimer

/s/ Sally G. Narodick	Director
Sally G. Narodick

/s/ Herbert B. Simon	Director
Herbert B. Simon

/s/ George W. Watson	Director
George W. Watson

EXHIBIT INDEX

Exhibit Number	Description

3.1

Restated Articles of Incorporation of Puget Energy (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K (Commission File No. 333-77491) of Puget Energy filed on January 2, 2001).

3.2

Amended and Restated Bylaws of Puget Energy dated March 7, 2003 (incorporated by reference to Exhibit 3(ii).1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (Commission File No. 1-16305) filed on March 10, 2003).

4.1

Rights Agreement dated as of December 21, 2000 between Puget Energy and Wells Fargo Bank, N.A. (as successor rights agent to Mellon Investor Services, LLC) (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 8-A (Commission File No. 1-16305) of Puget Energy filed on January 2, 2001).

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Perkins Coie LLP (See Exhibit 5.1).
24.1	Power of Attorney (See signature page).
99.1	Amended and Restated Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan.